Exhibit 99.1

COMPETITIVE TECHNOLOGIES LICENSES
HOMOCYSTEINE ASSAY TO ORTHO-CLINICAL DIAGNOSTICS

Fairfield, CT and Raritan, NJ (August 3, 2005) - Competitive Technologies, Inc. (AMEX: CTT) and Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company, announced today that a homocysteine assay license has been granted to Ortho-Clinical under CTT’s U.S. Patent Number 4,940,658 and its foreign counterparts relating to homocysteine medical tests. Pursuant to the license, Ortho-Clinical will pay CTT an initial, upfront license fee and a per test royalty on sales of homocysteine assay products.

Elevated levels of homocysteine resulting from vitamin B12 and folate deficiency may be a risk factor in heart attacks, strokes, blood clots, various pregnancy complications, dementia from Alzheimer’s, rheumatoid arthritis, osteoporosis and presbyopia. The homocysteine patent is derived from discoveries made by CTT’s clients, Drs. Robert Allen and Sally Stabler from the University of Colorado, and the late Dr. John Lindenbaum from Columbia University.

“We are very pleased to issue this license to Ortho-Clinical Diagnostics, a global leader in providing diagnostic solutions,” said Aris D. Despo, CTT’s VP Life Science Business Development. “CTT is successfully proceeding with its active licensing program for the patented homocysteine assay. We are continuing with our strategy of recognizing the strength and growth of the demand for the homocysteine assay, an important technology in the CTT portfolio.”

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT’s website: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,”“believe,”“intend,”“plan,”“expect,”“estimate,”“approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.	E-mail: jdjohnson@strategic-ir.com
	Tel. (212) 754-6565; Fax (212) 754-4333	E-mail: ctt@competitivetech.net